EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 7, 2013, relating to the consolidated financial statements of Beazer Homes USA, Inc., and the effectiveness of its internal control over financial reporting, appearing in the Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 10, 2014